Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the "CIC Agreement"), effective ___________, 2013 (the "Effective Date") is made and entered into by and between Kips Bay Medical Inc., a Delaware corporation (the "Company") and [Insert Name], a resident of the State of [Insert State of Residence], (the "Employee"). The Company and the Employee are the “Parties” to this CIC Agreement.

Recitals

WHEREAS, the Employee will serve as the _________ of the Company.

WHEREAS, the Company and Employee have entered into an “Employment Agreement”, dated _____________, 20___ (the “Employment Agreement”).

WHEREAS, the Parties wish to protect the relevant interests of the Company and the Employee in the event the Employee’s employment with the Company is terminated in connection with a change in control.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the Parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree to the terms set forth in this CIC Agreement

1.     CIC Agreement Period.

(a)     Employment Agreement. The terms of the Employee’s employment with the Company are set forth in the Employment Agreement. Nothing in this CIC Agreement provides the Employee with any rights to continued employment with the Company. Notwithstanding anything to the contrary contained herein, nothing in this CIC Agreement changes the Employee’s at-will employment status with the Company and, subject to the terms of the Employment Agreement, the Employee’s employment with the Company may be terminated at any time. If the Employee’s employment with the Company is terminated under certain conditions described in this CIC Agreement, the Employee is eligible to receive CIC Severance Benefits (as defined in Section 2(b)).

(b)     CIC Agreement Period. The terms of this CIC Agreement are in effect for the “CIC Agreement Period” as defined in this paragraph (b). The "Initial CIC Agreement Period" is the three (3) year period that begins on the Effective Date, subject to extension as set forth in the immediately following sentence or earlier expiration of the CIC Agreement Period as provided in the subsequent paragraphs of this Section 1. If not earlier terminated in accordance with the terms of this CIC Agreement, effective upon the expiration of the Initial CIC Agreement Period and of each Additional CIC Agreement Period (as defined below), the terms of this CIC Agreement shall be automatically extended, upon the same terms and conditions, for an additional one (1) year period (each, an "Additional CIC Agreement Period"), in each such case, commencing upon the expiration of the Initial CIC Agreement Period or the then current Additional CIC Agreement Period, as the case may be, unless, at least two (2) months prior to the expiration of the Initial CIC Agreement Period or such Additional CIC Agreement Period, either Party gives written notice to the other Party (a "Non-Renewal Notice") of its intention not to extend the term of this CIC Agreement. Non-Renewal of this CIC Agreement does not necessarily terminate the Employee's employment with the Company or trigger the Employee’s rights to CIC Severance Benefits. The Initial CIC Agreement Period and each Additional CIC Agreement Period, if any, for which this Agreement is extended pursuant to the terms hereof are referred to collectively as the "CIC Agreement Period." The CIC Agreement Period is also subject to termination pursuant to the remaining paragraphs of this Section 1.

(i)     After the expiration of the CIC Agreement Period: (A) the Parties are no longer bound by the terms of this CIC Agreement (other than provisions of this CIC Agreement that survive, such as Sections 3 and 4) and (B) the Employee is no longer entitled to any CIC Severance Benefits described in Section 2(b).

(ii)     Notwithstanding the foregoing, if a Change in Control occurs during the CIC Agreement Period, this CIC Agreement will continue in effect until the later of: (A) twenty-four (24) months after the date of the Change in Control or (B) the date all CIC Severance Benefits (if any) owed to the Employee pursuant to Section 2(b) have been paid.

(c)     Termination of Employment. If the Employee terminates employment with the Company or the Company terminates the Employee’s employment with the Company, this CIC Agreement and the CIC Agreement Period terminate on the date the Employee terminates employment with the Company, unless such termination of employment by the Employee or the Company constitutes a Change in Control Termination (as defined in Section 2(b)(i)).

(d)     Termination Upon Death. If the Employee dies during the CIC Agreement Period, this CIC Agreement shall automatically terminate on the date of the Employee's death; provided, if the Employee dies after a termination of employment by the Employee or the Company that constitutes a Change in Control Termination (as defined in Section 2(b)(i)) and after the Employee has complied with all terms in order to receive payment of CIC Severance Benefits pursuant to Section 2(b) but before the date payment of such amounts have been fully paid, payment of CIC Severance Benefits owed to the Employee on the date of death (if any) will be paid to the Employee’s estate.

(e)     Termination by the Company. The Employee is not entitled to any CIC Severance Benefits if the Company terminates the Employee's employment with the Company at any time (i) for Cause (as defined below) or (ii) due to the Permanent Disability (as defined below) of the Employee.

(i)     For purposes of this Agreement, "Cause" means the occurrence of any of the following events:

(A)	the commission by the Employee of any felony or any act or omission involving fraud or dishonesty including, but not limited to, theft or embezzlement of Company assets;

(B)

any material act or omission by the Employee (including, without limitation, violations of applicable laws or regulations, acts of disloyalty to the Company or any of its subsidiaries or affiliates, or professional misconduct) that results in, or would reasonably be expected to result in, material harm to the Company's business or reputation or any of its subsidiaries’ or affiliates’ businesses or reputations;

(C)

the failure by the Employee to perform the Employee's material duties or comply with the material lawful instructions of the Employee’s supervisor that is not cured by the Employee within thirty (30) business days of the Employee's receipt of written notice thereof from the supervisor; or

(D)

the material breach, non-performance or non-observance by the Employee of any of the terms of this CIC Agreement and/or the Employment Agreement and/or the Company’s policies and procedures that is not cured by the Employee within thirty (30) business days of the Employee's receipt of written notice thereof from the Company’s CEO or the Employee’s supervisor.

     (ii)      For purposes of this Agreement, the Employee shall be deemed to have a "Permanent Disability" on the earlier of: (A) the date the Employee becomes entitled to receive disability benefits under the Company's long-term disability plan, if any; or (B) the Employee's inability to perform the essential functions of the Employee's position due to a physical or mental incapacity or impairment, for more than an aggregate of one hundred eighty (180) days during any continuous twelve (12) month period. If the Employee is a qualified person with a disability under the Americans With Disabilities Act or the Minnesota Human Rights Act, (or other applicable statute), the Company will make reasonable accommodations to the known physical or mental limitations of the Employee including, but not limited to, consideration of whether extending the 180-day period would constitute a reasonable accommodation. Termination of employment due to Permanent Disability shall not affect the Employee's rights, if any, under the Company's long-term disability plan.

(f)     Termination by the Employee. The Employee may terminate employment with the Company at any time, but the Employee is not entitled to any CIC Severance Benefits unless the Employee’s termination of employment is for Good Reason and constitutes a Change in Control Termination (as defined in Section 2(b)(i)).

(i)     For purposes of this Agreement, “Good Reason” shall mean if the Employee resigns from employment with the Company on or after a Change in Control and prior to the end of the CIC Agreement Period as a result of one or more of the following reasons:

(A)

a material diminution in the Employee’s authority, duties or responsibilities as in effect immediately prior to the Change in Control (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned);

(B)

a material diminution in the Employee's total compensation (which may include base salary and the aggregate monetary value of the Employee's participation in, or payment or benefit under, Company incentive plans (other than equity plans), benefit plans, arrangements and perquisites);

(C)

a material change in the geographic location at which the Employee performs his services to the Company (but in no event including a relocation that does not increase the actual distance required for Employee to commute from the Employee’s home to the new place of business by more than fifty (50) miles); or

(D)	any other action or inaction that constitutes a material breach by the Company or its successor of this CIC Agreement.

(ii)     An act or omission will not constitute a “Good Reason” unless the Employee gives written “Notice of Termination” to the Company which includes a detailed description of the existence of such act or omission within ninety (90) days of its initial existence and the Company fails to cure the act or omission within forty-five (45) days after the notification.

(g)     For purposes of this CIC Agreement, “Termination Date” means: (i) if employment is terminated because of the Employee's death, the date of death; (ii) if employment is terminated for Permanent Disability, the date that Permanent Disability occurs, as set forth in Section 1(e)(ii); (iii) if employment is terminated by the Company with or without Cause or by the Employee without Good Reason, the date the Employee separates from service; and (iv) if employment is terminated by the Employee with Good Reason, the date specified in the Notice of Termination, provided that such date complies with the notice and cure requirements set forth in Section 1(f)(ii) and such Termination Date is no later than ninety (90) days after the date the Employee provides the Notice of Termination to the Company. In all events, the Employee’s Termination Date will be consistent with a "separation from service" within the meaning of Section 409A of the Internal Revenue Code, as amended (“Code Section 409A”).

2.     Compensation Upon Termination of Employment.

(a)     Following Any Termination of Employment. Upon any termination of the Employee's employment with the Company, the Company will pay to the Employee (or the Employee’s estate, as appropriate): (i) any accrued but unpaid base salary through the Termination Date; (ii) any accrued or vested benefits or reimbursements up to and including the Termination Date to which the Employee is entitled by operation of contractual or statutory law (other than CIC Severance Benefits provided under this CIC Agreement); and (iii) any expenses required to be reimbursed to the Employee pursuant to the Company’s expense reimbursement policy.

(b)     Change in Control Termination. If the Employee experiences a Change in Control Termination (defined below) during the CIC Agreement Period, then the Employee will be eligible to receive the CIC Severance Benefits described in this Section 2(b), in addition to the benefits described in Section 2(a).

(i)     A "Change in Control Termination" means, the termination of employment by the Employee for Good Reason or an involuntary termination of the Employee's employment by the Company (or its successor), other than for Cause or on account of the Employee’s death or Permanent Disability during the CIC Agreement Period and (A) within twenty-four (24) months following a Change in Control (as defined below) or (B) on or prior to a Change in Control if the Participant’s termination of employment was either a condition of the Change in Control or was at the request or insistence of a person related to the Change in Control.

(ii)     For purposes of this CIC Agreement, "Change of Control" shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the events in subsections (A) through (D) below. For purposes of this definition, a person, entity or group shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person, entity or group directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(A)     Any person, entity or group becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (I) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other person, entity or group from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (II) solely because the level of Ownership held by any person, entity or group (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur;

(B)     There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (I) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (II) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(C)     There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this subsection (C), “gross value” may mean either the current fair market value or the recorded net book value, as determined by the Administrator in its sole discretion, of the assets of the Company or the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets); or

(D)     Individuals who, at the beginning of any consecutive twelve-month period, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board at any time during that consecutive twelve-month period; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

(E)     For the avoidance of doubt, the term "Change in Control" shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. To the extent required, the determination of whether a Change in Control has occurred shall be made in accordance with Section 409A of the Internal Revenue Code, as amended (the “Code”) and the regulations, notices and other guidance of general applicability issued thereunder.

(iii)     CIC Severance Benefits. “CIC Severance Benefits” are described in this subsection.

(A)     If the Employee experiences a Change in Control Termination, no later than ten (10) business days after the Employee's Termination Date the Company will provide the Employee with a Release (substantially in the form attached as Exhibit A) (the "Release"). As a condition to receiving the CIC severance benefits under this Section 2(b), the Employee must, within forty-five (45) days following receipt of the Release, sign the Release and not revoke the Release. The Employee forfeits all rights to CIC Severance Benefits and no amounts will be owed or paid pursuant to this Section 2(b) if the Employee does not sign the Release within the forty-five (45) day period or subsequently revokes the signed Release.

(B)     If the Employee experiences a Change in Control Termination and if the Employee has signed (and not revoked) the Release, the Company will pay the Employee an amount equal to the aggregate amount of: (I) [Insert – one (1) OR two (2) two] times the Employee's annual base salary in effect as of the day immediately prior to the Termination Date (without regard to any reduction in base salary that triggered the Employee’s right to claim Good Reason), plus, (II) if the Company has an annual bonus plan in effect on the day immediately preceding the Termination Date, a bonus for that fiscal year at target performance (or if the target goals have not been set at the time of the Employee's employment termination, then the target goals in effect for the prior fiscal year), waiving any other condition precedent, such as continued employment, multiplied by a fraction, the numerator of which is the number of days worked by the Executive in the bonus period prior to the termination of employment, and the denominator of which is the number of days in the bonus period, less any amount of any such incentive bonus that has been paid.

(C)     If the Employee experiences a Change in Control Termination and if the Employee has signed (and not revoked) the Release, all outstanding stock options and equity-based awards held by the Employee shall immediately become fully vested.

(D)     The aggregate CIC Severance Benefit amount described in Section 2(b)(iii)(B), less payroll deductions and withholdings as reasonably determined by the Company to be required by law, will be paid to the Employee in a lump sum cash payment as soon as administratively practicable (but in no event later than ten (10) business days) after the latest of the following:

(I)     the Employee’s Termination Date and

(II)     the later of the date the Employee returns a signed copy of the Release and the expiration of the rescission period for the Release without any rescission or revocation by the Employee; provided, that, if the Release execution period begins in one calendar year and ends in another calendar year, payment shall not be made until the beginning of the second calendar year.

Notwithstanding the above, if the Employee is deemed on the Termination Date to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," to the extent required under Code Section 409A such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such "separation from service" of the Employee and (B) the date of the Employee's death. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this provision shall be paid or reimbursed to the Employee in a lump sum.

(iv)     The CIC Severance Benefits provided to the Employee are in lieu of any and all severance or notice pay benefits otherwise provided under the Employment Agreement or under any other agreement with the Employee or under any severance pay or change in control policy, plan or program maintained from time to time by the Company.

(v)     Excess Parachute Payments Under Code Section 280G. In the event the Employee receives any CIC Severance Benefit under this CIC Agreement which would constitute a “parachute payment” for purposes of Code Section 280G or any successor provision and the regulations thereunder, the Employee shall either, in the Employee’s discretion: (A) receive only the CIC Severance Benefit in the amount so that it is not deemed a “parachute payment” for purposes of Code Section 280G or (B) receive all of the CIC Severance Benefit and be responsible, without any responsibility to the Company, to pay any and all taxes on any and all portions of the CIC Severance Benefit which is deemed to be a “parachute payment” pursuant to Code Section 280G.

3.     Restrictive Covenant General Provisions. The Employee acknowledges that as an inducement to the Company entering into this CIC Agreement (and that part of the consideration for the Company entering into and becoming bound by this CIC Agreement are the Employee’s covenants with respect to the Employee Undertakings), the Employee agreed to enter into this CIC Agreement and agrees that:

(a)     the Employee is engaged in, is knowledgeable about, and provides services in connection with the Company’s business;

(b)     the Employee will occupy a position of trust and confidence with the Company, and during the Employee’s employment with the Company, the Employee will become familiar with the Company's and its affiliates' trade secrets and with other proprietary and confidential information concerning the Company, its affiliates and the business;

(c)     the Employee’s obligations to the Company under the terms the Employment Agreement with regards to inventions, confidential information and competitive activities (the “Employee Undertakings”) are essential to protect the Company and the goodwill of the business and compliance with such agreements and covenants will not significantly impair the Employee's ability to procure subsequent and comparable employment;

(d)     the Employee's employment with the Company has special, unique and extraordinary value to the Company and its affiliates and the Company would be irreparably damaged if the Employee were to violate the Employee Undertakings; and

(e)     the provisions of this Section 3 survive the termination of this CIC Agreement.

4.     Business Disparagement. The Employee shall not, directly or indirectly, make disparaging remarks about the Company, its affiliates or any of their respective directors, managers, officers or employees. The provisions of this Section 4 survive the termination of this CIC Agreement

5.     Effect of Termination. If, for any reason, this CIC Agreement and/or the Employee's employment with the Company shall terminate, then, notwithstanding such termination, those provisions which must remain in effect in order for the Parties' intent to be effectuated, including, but not limited to, the Employee’s obligations under Section 3 (the Employee Undertakings) and Section 4, shall survive such termination in accordance with their terms.

6.     Non-Exclusive Remedy for the Employee Undertakings. The Employee acknowledges and agrees that the Employee Undertakings are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if the Employee breaches any of the terms of the Employee Undertakings, and that in the event of the Employee's actual or threatened breach or non-performance of any of the Employee Undertakings, the Employee will forfeit all rights to any CIC Severance Benefits under this CIC Agreement (and must repay the Company for any CIC Severance Benefits already paid to the Employee) and the Employee also acknowledges that the Company will have no adequate remedy at law. The Employee accordingly agrees that in the event of any actual or threatened breach or non-performance by the Employee of any of the Employee Undertakings, the Company shall be entitled to seek injunctive and other equitable relief from any court of competent jurisdiction, without the necessity of showing actual monetary damages or the posting of a bond or other security. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

7.     Miscellaneous.

(a)     Income Tax Treatment.

(i)     The Employee and the Company acknowledge that it is the intention of the Company to deduct all amounts paid under Section 2 hereof as ordinary and necessary business expenses for income tax purposes. The Employee agrees and represents that the Employee will treat all amounts paid hereunder as ordinary income for income tax purposes.

(ii)     The intent of the Parties is that payments and benefits under this CIC Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted this CIC Agreement shall be interpreted to be in compliance therewith. Any payment of CIC Severance Benefits made under Section 2(b)(iii)(D) is intended to be exempt from the requirements of Code Section 409A because it is a short-term deferral under Treas. Reg. Sec. 1.409A-1(b)(4) or a payment under a separation pay plan within the meaning of Treas. Reg. Sec. 1.409A-1(b)(9). In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(iii)     A termination of employment shall not be deemed to have occurred for purposes of any provision of this CIC Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this CIC Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

(iv)     For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this CIC Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)     Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this CIC Agreement that constitutes "nonqualified deferred compensation" for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(b)     General Release. The Employee acknowledges and agrees that the Employee's right to receive CIC Severance Benefits pursuant to Section 2(b) of this CIC Agreement is contingent upon the Employee's compliance with the Employee Undertakings and the Employee's execution and acceptance of the terms and conditions of, and the effectiveness of, the Release. If the Employee is proven to have failed to comply with any of the Employee Undertakings or if the Employee fails to execute the Release within forty-five (45) days of the date the Employee receives the Release, or revokes the Release during the applicable rescission period (e.g., seven (7) or fifteen (15) day period) following the Employee's execution of the Release, then the Employee forfeits and shall not be entitled to any CIC Severance Benefits to which the Employee would otherwise be entitled under Section 2(b) and if the Employee has already received payment of any CIC Severance Benefits, the Employee must immediately repay the Company for such amount.

(c)     Assignment.

(i)     The Company's rights and obligations under this CIC Agreement may be assigned by the Company without the consent of the Employee (including, without limitation, those specified in Sections 3 and 4), but such assignment would be subject to the Employee's rights to terminate employment with the Company for “Good Reason” as set forth in Section 1(f). This Agreement will be binding upon and inure to the benefit of, and be enforceable by, the successors, legal representatives, and assigns of the Company.

(ii)     The Employee's rights and obligations under this Agreement will not be transferable by the Employee by assignment or otherwise, and any purported assignment or transfer thereof will be void; provided, that, if the Employee dies, all amounts then payable to the Employee pursuant to Section 1(d) (if any) will be paid in accordance with the terms of this CIC Agreement to the Employee's estate.

(d)     Severability. Whenever possible, each provision of this CIC Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this CIC Agreement.

(e)     Counterparts. This CIC Agreement may be executed in multiple counterparts (including by means of facsimile or other electronic signature), each of which shall be deemed an original, but all of which taken together shall constitute one and the same CIC Agreement.

(f)     Descriptive Headings; Interpretation. The descriptive headings in this CIC Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this CIC Agreement. Whenever required by the context, any pronoun used in this CIC Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words "include" or "including" in this CIC Agreement shall be by way of example rather than by limitation. The use of the words "or," "either" or "any" shall not be exclusive.

(g)     Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this CIC Agreement shall be in writing and shall be deemed to have been duly given if (i) hand-delivered personally to the recipient, (ii) sent to the recipient by reputable express overnight courier service (charges prepaid), or (iii) telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day). Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Kips Bay Medical, Inc.
3405 Annapolis Lane
Minneapolis, MN 55447
Attention: Manuel A. Villafaña
Facsimile: ___________

To the Employee:     [Insert Name and Address]

or to such other address or to the attention of such other person as the recipient Party shall have specified by prior written notice to the sending Party. Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) one (1) day after the date of delivery to the express overnight courier if sent by express overnight courier or (iii) the same day, if telecopied before 5:00 p.m. Central time on a business day, and otherwise on the next business day after the date of transmittal by telecopy.

(h)     Recitals. The Recitals set forth in the preamble hereto are hereby incorporated and made part of this CIC Agreement.

(i)     Entire Agreement. Except as otherwise expressly set forth herein, this CIC Agreement sets forth the entire understanding of the Parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

(j)     Governing Law, Forum Selection, and Relief. This CIC Agreement will be governed by and construed in accordance with the internal laws of Minnesota, without regard to principles of the conflict of laws thereof. Any legal action over the terms of this CIC Agreement or the Employee’s employment with the Company shall be brought in state or federal court in Hennepin County, Minnesota. In addition to any other relief or remedies afforded by law or in equity, if the Employee breaches any covenant, obligation or other provision contained in this CIC Agreement, the Employee agrees that Company shall be entitled, as a matter of right, to injunctive relief and/or a decree or order of specific performance, compensatory damages, costs, disbursements, and attorneys fees.

(k)     No Strict Construction. The language used in this CIC Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.

(l)     Amendment and Waivers. Any provisions of the CIC Agreement may be amended or waived only with the prior written consent of the Company and the Employee; provided, the Company may unilaterally amend this CIC Agreement (without the Employee’s consent) to the extent the Company in its sole discretion determines is necessary to comply with Code Section 409A.

(m)     Electronic Delivery. This CIC Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a photographic, photostatic, facsimile or similar reproduction of such signed writing using a facsimile machine or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to the other Party. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this CIC Agreement as of the day and year first above written.

KIPS BAY MEDICAL, INC.

By: Manuel A. Villafaña
Its: Chairman and Chief Executive Officer

EMPLOYEE

[Insert Name]

Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

[This document is a draft form of Release the Company will provide to the Employee pursuant to Section 3 of the CIC Agreement– the actual Release will be finalized upon the Employee’s Termination of Employment]

This General Release of All Claims is made as of _________________ ("General Release"), by and between [Insert Name] ("the Employee") and Kips Bay Medical, Inc. (the "Company").

WHEREAS, the Company and the Employee are Parties to the Change in Control Agreement dated ___________ [Insert Date], 2013 (the "CIC Agreement");

WHEREAS, [INSERT: the Company wishes to terminate the Employee's employment with the Company without Cause OR the Employee is terminating his employment with the Company for Good Reason];

WHEREAS, the execution of this General Release is a condition precedent to the payment of CIC Severance benefits as set forth in Section 2(b) of the CIC Agreement;

WHEREAS, in consideration for the Employee's signing of this General Release, the Company will provide the Employee with CIC Severance Benefits pursuant to Section 2(b) of the CIC Agreement;

WHEREAS, the Company and Employee previously entered into an “Employment Agreement”, dated _____________, 20___ (the “Employment Agreement”); and

WHEREAS, the Employee and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Employee by the Company, including those under the CIC Agreement and Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Employee agree as set forth in this Release.

1.     Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

(a)     “I,” “me,” and “my” include me, [Insert Name], and anyone who has or obtains any legal rights or claims through me.

(b)     “Employer,” as used in this Release, shall at all times mean Kips Bay Medical, Inc.

(c)     “Released Party” or “Released Parties”, individual and collectively, means the Employer and Employer’s parent, subsidiaries, affiliates, successors, predecessors and assigns, present or former officers, directors, shareholders, agents, assigns, employees and attorneys, whether in their individual or official capacities, benefit plans and plan administrators and insurers.

Exhibit A

(d)     “Claims” and “Release of Claims” mean actions or causes of action, suits, claims, charges, complaints, contracts (whether oral or written, express or implied from any source), and promises, whatsoever, in law or equity, that I ever had, may now have or hereafter can, shall or may have against the Employer or any other Released Party as of the date of the execution of this Release, including all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claim or damages to me for, upon, or by reason of any matter, cause or thing whatsoever, that are in any way related to my hire by, employment with or separation (termination of employment) from the Employer.

(e)     By signing this Release, I am agreeing to release any actual and potential claim I have or may potentially have, either as an individual or standing in the shoes of the government, under any federal, state or local law, administrative regulation or legal principle (except as provided in Section 4 of this Release). The following listing of laws and types of claims is not meant to, and shall not be interpreted to, exclude any particular law or type of claim, law, regulation or legal principle not listed. I understand I am releasing all my Claims including, but not limited to, any claims for expense reimbursement, relocation reimbursement or expenses, claims for invasion of privacy; breach of written or oral, express or implied, contract; fraud or misrepresentation; and any claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended, the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), as amended by the ADA Amendments Act of 2008 (“ADAAA”), 29 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. §§ 1001, et seq., the Equal Pay Act (“EPA”), 29 U.S.C. §206(d), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the Genetic Information Nondiscrimination Act of 2008 (GINA), the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et. seq., Minnesota Statutes § 181, et. seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., the False Claims Act, 31 U.S.C. § 3729, et. seq. or any other state human rights or fair employment practices act, and any other federal, state, local or foreign statute, law, rule, regulation, ordinance or order. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, negligent hiring, retention or supervision, retaliation, constructive discharge, violation of whistleblower protection laws, unjust enrichment, violation of public policy, and all other claims for unlawful employment practices, and all other common law or statutory claims.

2.     Agreement to Release My Claims. Except as stated in Section 4 of this Release, in consideration of the payments to be made to the Employee under the Separation Agreement, I agree to release all my Claims, waive any rights to my Claims and forever discharge the Employer and all Released Parties of and from any and all liability to me for actions or causes of action, suits, or Claims. To the maximum extent permitted by law, I agree that I will not seek and I waive any right to accept any relief or award from any charge or action against the Employer or any other Released Party before any federal, state, or local administrative agency or federal state or local court whether filed by me or on my behalf with respect to any claim or right covered by this Release. I also agree to withdraw any and all of my charges and lawsuits against the Employer or any other Released Party; except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against the Employer or any other Released Party with the Equal Employment Opportunity Commission (“EEOC”) or other civil rights enforcement agency.

Exhibit A

In exchange for my agreement to release my Claims, I am receiving satisfactory consideration (compensation) from the Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The consideration I am receiving is a full and fair payment for the release of all my Claims. Neither the Employer nor any other Released Party owes me anything in addition to what I will be receiving.

3.     Older Workers Benefit Protection Act. The Older Workers Benefit Protection Act (“OWBPA”) applies to individuals age forty (40) and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act (“ADEA”) in connection with an exit incentive program or other employment termination program. I understand and have been advised that this Release of my Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that the Employer is giving me at least twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it.1 I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. I agree that material and/or immaterial changes to this Release will not restart the running of this consideration period. This Release is written in a way that I understand.

4.     Exclusions from the Release.

(a)     The term “Claims” does not include my rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for my vested post-termination benefits under any 401(k) or similar tax-qualified retirement benefit plan; my rights to group health plan coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); my rights to enforce the terms of this Release; or my rights to assert claims that are based on events occurring after this Release becomes effective.

(b)     Nothing in this Release interferes with my right to file or maintain a charge with the EEOC or other local civil rights enforcement agency, or participate in any manner in an EEOC or other such agency investigation or proceeding. I understand, however, that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, me, or any other party.

1

     In the event the Company determines that Employee's termination constitutes "an exit incentive or other employment termination program offered to a group or class of employees" under the ADEA, the Company will provide Employee with: (1) 45 days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

Exhibit A

(c)     Nothing in this Release interferes with my right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

(d)     I agree that the Employer and all other Released Parties reserve any and all defenses which each has or might have against any claims brought by me. This includes, but is not limited to, the Employer’s (or Released Party’s) right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Release.

5.     Effective Date/Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act (“ADEA”), it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act (the “Rescission Period”). Any such rescission (or revocation) must be in writing, must identify whether the revocation is applicable to my ADEA claims, my MHRA claims, or both and must be either hand-delivered to the Employer or, if sent by mail, postmarked within the applicable time period (below), sent by certified mail, return receipt requested, and addressed as follows

(a)     post-marked within the seven (7) day period (with respect to ADEA claims) or within the fifteen (15) day period (with respect to MHRA claims);

(b)     properly addressed to: [INSERT COMPANY CONTACT INFORMATION]; and

(c)     sent by certified mail, return receipt requested.

I understand that the Consideration I am receiving for settling and releasing my Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release as provided herein, I understand that I am not entitled to the Consideration offered in the Separation Agreement. I further understand that if I attempt to revoke my release of either my ADEA or MHRA claims, I must immediately return to Employer any Consideration that I may have received under my Separation Agreement, provided however, that if I decide to challenge the knowing and voluntary nature of this Release under the ADEA and/or the OWBPA, I am not required to return to Employer any Consideration that I have received under my Separation Agreement.

Exhibit A

6.     I Understand the Terms of this Release. The Employer advised me of my right to review this Release with my own attorney. I have had the opportunity to read this Release carefully and understand all its terms. In agreeing to sign this Release, I have not relied on any oral statements or explanations made by the Employer or any other Released Party, including their employees or attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between the Employer (and any other Released Party) and me. We have no other written or oral agreements.

I understand this Release is a very important legal document and I agree to be bound by the terms of this Release.

[Insert Employee’s Name]

Dated: , 20__
Signature